Exhibit 3.9

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

Cdn$ millions (unaudited)

As at	Note	June 30, 2025	December 31, 2024
Assets
Current
Accounts receivable	15	280.0	348.2
Inventory		39.0	47.8
Prepaid expenses and deposits		61.9	30.0
Cross-currency swap asset	7, 15	—	28.6
Other assets		—	4.5
Risk management asset	15	14.4	47.0
Marketable securities	4, 15	902.9	—
Subscription receipt funds in escrow	13	661.7	—
Assets held for sale	3	1,965.0	—
Total current assets		3,924.9	506.1
Property, plant and equipment	3, 5	8,597.8	10,456.4
Other assets		21.0	15.0
Total assets		12,543.7	10,977.5

Liabilities
Current
Accounts payable and accrued liabilities	6	836.7	918.7
Deferred revenue		40.1	57.4
Cross-currency swap liability	7, 15	1.5	—
Lease and other obligations	3, 8	28.8	64.5
Decommissioning provision	3, 9	41.2	40.9
Risk management liability	15	19.5	44.6
Subscription receipt obligation	13	661.7	—
Liabilities associated with assets held for sale	3	162.6	—
Total current liabilities		1,792.1	1,126.1
Debt	7	3,150.4	2,461.6
Lease and other obligations	3, 8	54.8	282.5
Decommissioning provision	3, 9	208.2	249.8
Deferred tax liability		1,116.2	990.7
Risk management liability	15	88.8	43.1
Total liabilities		6,410.5	5,153.8

Equity
Share capital	14	3,590.2	3,590.5
Contributed surplus		49.9	49.9
Retained earnings		2,493.1	2,183.3
Total equity		6,133.2	5,823.7
Total liabilities and equity		12,543.7	10,977.5

Commitments and contingencies (Note 16)

Subsequent events (Note 3)

See accompanying notes to the condensed consolidated interim financial statements.

1 | STRATHCONA RESOURCES LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Cdn$ millions, except per share amounts (unaudited)

		Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	Note	2025	2024(1)	2025	2024(1)
Revenues and other income
Oil and natural gas sales	10	974.7	1,231.1	2,151.0	2,271.9
Sale of purchased products		14.4	13.0	21.7	15.0
Royalties		(95.9)	(168.2)	(208.3)	(268.1)
Oil and natural gas revenues		893.2	1,075.9	1,964.4	2,018.8
Gain (loss) on risk management contracts	15	19.4	2.1	(58.6)	(37.6)
Midstream revenue		6.6	—	6.6	—
Other income	4	4.9	(0.1)	6.1	—
		924.1	1,077.9	1,918.5	1,981.2

Expenses
Purchased product		14.4	13.0	22.0	15.0
Blending costs		250.1	287.4	576.3	582.0
Production and operating		180.7	172.9	363.1	344.0
Transportation		94.2	98.3	182.2	185.1
General and administrative		21.1	19.0	40.3	35.8
Interest	7	45.8	43.7	84.2	89.1
Transaction related costs		14.2	0.3	14.8	0.4
Finance costs	11	14.8	12.5	27.1	23.9
Depletion, depreciation and amortization	5	155.7	157.2	303.3	303.0
Foreign exchange (gain) loss	12	(39.5)	6.9	(40.5)	27.3
Unrealized loss on Sable remediation fund		—	—	—	0.1
		751.5	811.2	1,572.8	1,605.7

Gain on marketable securities	4, 15	24.6	—	47.3	—
Income before income taxes		197.2	266.7	393.0	375.5
Income tax expense		38.9	63.9	81.9	100.5
Income and comprehensive income from continuing operations		158.3	202.8	311.1	275.0
Income and comprehensive income from discontinued operations, net of tax	3	72.6	24.4	125.1	52.8
Income and comprehensive income		230.9	227.2	436.2	327.8
Net income per share	14
Continuing operations, basic and diluted		0.74	0.95	1.45	1.28
Discontinued operations, basic and diluted	3	0.34	0.11	0.59	0.25
Net income per share, basic and diluted		1.08	1.06	2.04	1.53

(1)	Comparative periods have been revised to reflect current period presentation, see Note 3 - Discontinued Operations for additional information.

See accompanying notes to the condensed consolidated interim financial statements.

2 | STRATHCONA RESOURCES LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

Cdn$ millions (unaudited)

	Note	Share Capital	Contributed Surplus	Retained Earnings	Total Equity
Balance as at December 31, 2023		3,590.5	49.9	1,686.7	5,327.1
Income and comprehensive income		—	—	327.8	327.8
Balance as at June 30, 2024		3,590.5	49.9	2,014.5	5,654.9

Balance as at December 31, 2024		3,590.5	49.9	2,183.3	5,823.7
Share issue costs	14	(0.3)	—	—	(0.3)
Dividends	14	—	—	(126.4)	(126.4)
Income and comprehensive income		—	—	436.2	436.2
Balance as at June 30, 2025		3,590.2	49.9	2,493.1	6,133.2

See accompanying notes to the condensed consolidated interim financial statements.

3 | STRATHCONA RESOURCES LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

Cdn$ millions (unaudited)

		Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	Note	2025	2024	2025	2024
Cash flow from (used in) operating activities
Net income		230.9	227.2	436.2	327.8
Items not involving cash	17	164.0	320.1	516.2	675.0
Decommissioning costs	9	(3.3)	(2.9)	(26.8)	(14.5)
Changes in non-cash working capital	17	(19.5)	(24.7)	(36.6)	(59.8)
		372.1	519.7	889.0	928.5

Cash flow from (used in) financing activities
Draw (repayment) of debt	7, 12	290.1	(198.3)	751.8	(278.4)
Lease and other obligations	8	(102.1)	(19.4)	(150.2)	(38.6)
Debt issuance costs		(2.9)	—	(4.8)	(11.4)
Cash dividends paid	14	(64.3)	—	(120.0)	—
Share issue costs	14	—	—	(0.3)	—
Subscription receipts	13	661.7	—	661.7	—
Changes in non-cash working capital	17	6.4	—	6.4	—
		788.9	(217.7)	1,144.6	(328.4)

Cash flow from (used in) investing activities
Property, plant and equipment expenditures	5	(377.6)	(297.4)	(728.2)	(583.5)
Property acquisition	5	(48.8)	—	(48.3)	—
Purchase of marketable securities	4, 15	(104.9)	—	(564.0)	—
Subscription receipts funds in escrow	13	(661.7)	—	(661.7)	—
Changes in non-cash working capital	17	32.0	(4.6)	(31.4)	(16.6)
		(1,161.0)	(302.0)	(2,033.6)	(600.1)
Change in cash		—	—	—	—
Cash, beginning of period		—	—	—	—
Cash, end of period		—	—	—	—

Cash interest paid		36.5	33.2	86.3	94.6

See accompanying notes to the condensed consolidated interim financial statements.

4 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

1. DESCRIPTION OF BUSINESS

Strathcona Resources Ltd. (“Strathcona” or the “Company”) is a corporation that exists under, and is governed by, the provisions of the Business Corporations Act (Alberta) (the “ABCA”). Strathcona's Common Shares are listed on the TSX under the trading symbol "SCR".

At June 30, 2025, approximately 79.6% of the Company’s shares were owned by certain entities comprising Waterous Energy Fund and its affiliates (collectively, “WEF”).

Strathcona is engaged in the exploration, acquisition, development and production of petroleum and natural gas reserves in western Canada. The condensed consolidated interim financial statements (the “financial statements”) include the results of Strathcona Resources Ltd. and its wholly owned subsidiaries.

The Company’s head office is located at Suite 1900, 421 – 7 Avenue SW, Calgary, Alberta, Canada, T2P 4K9.

2. BASIS OF PREPARATION

Preparation

These financial statements have been prepared in accordance with International Accounting Standard 34 – Interim Financial Reporting, using the same accounting policies as those set out in Note 3 of the audited annual consolidated financial statements for the year ended December 31, 2024 which were prepared in accordance with IFRS® Accounting Standards (the “Accounting Standards”). Certain disclosures, which are normally required to be included in the notes to the audited annual consolidated financial statements, have been condensed or omitted. The financial statements should be read in conjunction with the Company’s audited annual consolidated financial statements and notes thereto for the year ended December 31, 2024.

In these financial statements, all amounts are expressed in Canadian dollars (“CAD” or “C$”) unless otherwise indicated, which is the Company’s functional and presentation currency. Strathcona's operations are presented herein as continuing operations. The Company's Montney Segment has been classified and presented as discontinued operations. See Note 3 - Discontinued Operations for additional information.

In preparing these financial statements, the Company applied the same accounting policies and key sources of estimation uncertainty as those that were applied to the Company’s audited annual consolidated financial statements for the year ended December 31, 2024 except as follows:

Assets held for sale

The Company classifies assets as held for sale when the carrying amount will be principally recovered through a sale transaction rather than through continuing development or use. This condition is met when the sale is highly probable and the asset is available for immediate sale in its present condition. For the sale to be highly probable management must be committed to a plan to sell the asset and an active program to locate a buyer and complete the plan must have been initiated. The asset must be actively marketed for sale at a price that is reasonable in relation to its current fair value and the sale should be expected to be completed within one year from the date of classification. However, certain events or circumstances beyond the Company's control may extend the period to complete the sale beyond one year.

Where the Company determines that a component of the Company is classified as held for sale and (a) represents a separate major line of business or geographical area of operations (b) is part of a single co-ordinated plan to dispose of a separate major line of business or geographical area of operations; or (c) is a subsidiary acquired exclusively with a view to resale. The Company classifies that component as a discontinued operation.

Immediately before the property, plant and equipment is classified as held for sale it is assessed for indicators of impairment or impairment reversal and is measured at the lower of its carrying amount and fair value less costs of disposal, with any impairment loss or reversal of impairment recognized in the condensed consolidated statement of income. Non-current assets held for sale and their associated liabilities are classified and presented as current assets and liabilities within the condensed consolidated statement of financial position. Assets held for sale are not depleted, depreciated or amortized.

5 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

Financial instruments

i) Marketable securities

Marketable securities are listed equity shares and are included in current assets. The Company's marketable securities are classified as financial assets at fair value through profit or loss and are reported at fair value based on changes to quoted share prices. Changes in fair value, and any dividends earned, are recorded through income at each reporting period.

New Accounting Policies

The Company has adopted all published standards, interpretations or amendments to accounting standards, issued by the International Accounting Standards Board, that are effective for annual periods beginning on or after January 1, 2025, there was no material impact to the financial statements.

These financial statements were authorized for issue by the Board of Directors (the "Board") on August 7, 2025.

3. DISCONTINUED OPERATIONS

During the three months ended June 30, 2025 the Company entered into three separate asset purchase and sale agreements to dispose of its Montney segment. The Montney segment represents a separate major line of business and geographical area of operations, therefore, its results have been classified as discontinued operations in accordance with IFRS 5 Non-Current Assets Held for Sale and Discontinued Operations.

Groundbirch Asset Sale

On June 1, 2025, the Company completed the disposition of assets located primarily in the Groundbirch area in Northeast British Columbia (the “Groundbirch Asset Sale”) for aggregate proceeds of $291.6 million, inclusive of interim closing adjustments, paid in common shares of Tourmaline Oil Corp. An associated gain on sale of assets of $138.3 million was recognized on close of the transaction.

Kakwa and Grande Prairie Asset Sales

On May 14, 2025, the Company entered into asset purchase and sale agreements pursuant to which the Company agreed to sell assets primarily located in the Kakwa and Grande Prairie areas in Northwest Alberta (the "Kakwa and Grande Prairie Asset Sales"). On July 2, 2025, the Company completed the Kakwa and Grande Prairie Asset Sales for total cash consideration of $2,426.7 million, inclusive of interim closing adjustments. The carrying value of the associated assets and liabilities at June 30, 2025 is $1,802.4 million.

The following table summarizes the carrying value of the Kakwa and Grande Prairie assets held for sale and liabilities associated with assets held for sale as at June 30, 2025:

Disposal group
Assets held for sale
Balance as at December 31, 2024	—
Reclassified from property, plant and equipment, net	2,119.1
Disposition of assets held for sale	(154.1)
Balance as at June 30, 2025	1,965.0

Liabilities associated with assets held for sale
Balance as at December 31, 2024	—
Reclassified from lease and other obligations	137.5
Reclassified from decommissioning provision	25.9
Disposition of liabilities associated with assets held for sale	(0.8)
Balance as at June 30, 2025	162.6

Disposal group, June 30, 2025	1,802.4

6 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

Financial performance and cash flow information

The following table summarizes the Company's financial results from discontinued operations:

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Revenues and other income
Oil and natural gas sales	234.7	241.2	517.4	499.2
Royalties	(8.7)	(25.8)	(34.5)	(52.1)
Oil and natural gas revenues	226.0	215.4	482.9	447.1

Expenses
Production and operating	39.2	41.5	88.0	84.6
Transportation and processing	56.3	50.9	110.7	107.5
General and administrative	6.4	6.2	11.9	11.4
Transaction related costs	4.6	—	4.6	—
Finance costs	4.9	10.6	13.3	21.5
Depletion, depreciation and amortization	21.6	71.9	89.7	147.9
	133.0	181.1	318.2	372.9

Gain on sale of assets, net (Note 5)	5.3	—	5.3	—
Loss on settlement of other obligations	(1.3)	—	(1.3)	—
Net income before tax from discontinued operations	97.0	34.3	168.7	74.2
Income tax expense	24.4	9.9	43.6	21.4

Net Income from discontinued operations	72.6	24.4	125.1	52.8
Net Income from discontinued operations per share	0.34	0.11	0.59	0.25

The following table summarizes the cash flows from discontinued operations:

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Cash flow from (used in) discontinued operations
Operating activities	118.9	116.7	265.5	243.5
Financing activities	(95.3)	(10.2)	(134.0)	(20.4)
Investing activities	(133.7)	(115.2)	(250.2)	(242.9)
Change in cash from discontinued operations	(110.1)	(8.7)	(118.7)	(19.8)

Capital expenditures related to discontinued operations	133.7	115.2	250.2	242.9

7 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

4. MARKETABLE SECURITIES

As at	June 30, 2025
Balance as at December 31, 2024	—
Additions	855.6
Gain on marketable securities	47.3
Balance, end of period	902.9

Marketable securities represent equity interests in publicly-traded companies that the Company has acquired either through open market transactions or as consideration in the Groundbirch Asset Sale (Note 3).

During the three and six months ended June 30, 2025, the Company recognized a gain on marketable securities of $24.6 million and $47.3 million, respectively (for the three and six months ended June 30, 2024 - nil). The Company recognized dividend income for the three and six months ended June 30, 2025 of $4.7 million and $5.8 million, respectively (for the three and six months ended June 30, 2024 - nil).

5. PROPERTY, PLANT AND EQUIPMENT

	Oil and natural gas properties	Exploration and evaluation assets	Corporate assets	Right of use assets	Total
Cost
Balance as at December 31, 2024	12,979.7	117.3	57.5	312.2	13,466.7
Additions	729.0	—	—	3.1	732.1
Acquisition	53.1	—	—	—	53.1
Change in decommissioning provision (Note 9)	(3.6)	—	—	—	(3.6)
Reclassified to assets held for sale (Note 3)	(2,742.9)	—	—	(177.5)	(2,920.4)
Balance as at June 30, 2025	11,015.3	117.3	57.5	137.8	11,327.9

Accumulated Depletion, Depreciation, Amortization
Balance as at December 31, 2024	(2,866.2)	—	(42.3)	(101.8)	(3,010.3)
Depletion, depreciation and amortization	(363.8)	—	(3.4)	(20.9)	(388.1)
Impairment (Note 3)	(133.0)	—	—	—	(133.0)
Reclassified to assets held for sale (Note 3)	747.5	—	—	53.8	801.3
Balance as at June 30, 2025	(2,615.5)	—	(45.7)	(68.9)	(2,730.1)

Net book value, December 31, 2024	10,113.5	117.3	15.2	210.4	10,456.4
Net book value, June 30, 2025	8,399.8	117.3	11.8	68.9	8,597.8

For the three and six months ended June 30, 2025, $13.8 million and $26.0 million, respectively of direct and incremental overhead charges were capitalized (for the three and six months ended June 30, 2024 – $13.2 million and $24.1 million, respectively).

The calculation of depletion for the six months ended June 30, 2025 includes $10.8 billion of estimated future development costs required to bring the Company’s estimated proved plus probable reserves on production (December 31, 2024 – $11.5 billion). Depletion for the six months ended June 30, 2025 includes an adjustment related to oil inventory of $4.9 million (June 30, 2024 – $2.6 million).

At June 30, 2025, the Company evaluated its cash-generating units ("CGUs") for continuing operations for indicators of impairment and determined that no indicators were present.

8 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

Acquisition of Hardisty Rail Terminal

On April 4, 2025 the Company completed the acquisition of the Hardisty Rail Terminal (“HRT”) for cash consideration of $48.3 million and the assumption of $4.8 million in working capital. HRT, located in Hardisty Alberta, is the largest crude-by-rail terminal in Western Canada. The Company applied the optional IFRS 3 concentration test to the acquisition which resulted in the acquisition being accounted for as an asset acquisition.

Assets Held for Sale

At June 30, 2025 certain of the Company’s Montney assets remain held for sale. Upon classification, assets held for sale were recorded at the lesser of their carrying value and fair value less costs to sell resulting in an impairment of $133.0 million. See Note 3 for additional information.

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As at	June 30, 2025	December 31, 2024
Accrued liabilities	552.7	633.7
Trade payables	257.0	256.1
Other liabilities	27.0	28.9
Accounts payable and accrued liabilities	836.7	918.7

7. DEBT

As at	June 30, 2025	December 31, 2024
Revolving Credit Facility - due Mar 28, 2028(1)	2,250.5	1,766.9
Term Credit Facility - due Mar 28, 2028(1)	238.1	—
Senior Notes - due Aug 1, 2026	680.4	719.2
Unamortized debt issuance costs	(18.6)	(24.5)
Debt	3,150.4	2,461.6

(1)	The Company periodically borrows from its Revolving Credit Facility in US dollars (“USD” or “US$”) and the Term Credit Facility is denominated in USD. The Company enters into cross-currency interest rate swap (“CCS”) contracts concurrent with the applicable borrowing dates to take advantage of an interest rate arbitrage that results from the relationship between CAD and USD interest rates and forward foreign exchange curves. Foreign currency risk associated with these borrowings are offset at the time of borrowing using CCS contracts (see Note 15). Debt on the balance sheet includes the CAD equivalent of USD borrowings, translated at the period end exchange rate, which does not include the offsetting impact of CCS contracts. At June 30, 2025, the CCS contracts had a liability value of $1.5 million (December 31, 2024 - $28.6 million asset) and total debt includes an unrealized gain of $1.5 million (December 31, 2024 - unrealized loss of $28.6 million) related to USD borrowings on the Credit Facilities. Unrealized gains or losses on USD borrowings and offsetting unrealized gains or losses on CCS contracts are included in foreign exchange gains or losses on the Condensed Consolidated Interim Statements of Income and Comprehensive Income (see Note 12).

Bank Credit Facilities

(a)	Covenant-Based Revolving Credit Facility and Term Credit Facility

As at June 30, 2025, the Company had a covenant-based revolving credit facility of $3.0 billion (December 31, 2024 - $2.5 billion) with a syndicate of Canadian, U.S. and international financial institutions (the “Revolving Credit Facility”) and a US$175.0 million covenant-based term facility (December 31, 2024 - $nil) (the "Term Credit Facility" and together with the Revolving Credit Facility, the "Credit Facilities"). The agreement governing the Credit Facilities (the “Credit Agreement”) includes an accordion feature which permits the Company to increase the available Credit Facilities by up to an additional $250.0 million, subject to the satisfaction of certain conditions.

The Credit Facilities have a maturity date of March 28, 2028, provided that the maturity date will be May 1, 2026 if the Senior Notes (as defined below) remain outstanding and have not been refinanced or legally defeased at such date. There are no mandatory payments on either the Revolving Credit Facility or the Term Credit Facility. Borrowings under the Revolving Credit Facility may be drawn and repaid from time to time by the Company in Canadian or U.S. dollars. Borrowings under the Term Credit Facility were made in a single upfront draw in U.S. dollars and amounts repaid by the Company may not be re-borrowed. The Credit Facilities are not subject to annual or semi-annual reviews.

9 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

The Credit Facilities bear interest at the applicable prime lending rate, base rate, Canadian Overnight Repo Rate Average ("CORRA") or Secured Overnight Financing Rate (“SOFR”) plus applicable margins. The applicable margin charged by the lenders is dependent on the Company’s Senior Debt to Adjusted EBITDA ratio (as defined below) for the most recently completed quarter. The Credit Facilities are guaranteed by the Company's subsidiaries, and are secured by a security interest in substantially all of the existing and future assets of the Company and its subsidiaries, including by way of a floating charge debenture granted by the Company and each of its subsidiaries.

As at June 30, 2025, the Company had letters of credit outstanding under the Revolving Credit Facility of $1.8 million (December 31, 2024 - $1.6 million).

(b)	Availability under bank credit facilities

Availability under the Company's Credit Facilities is calculated as follows:

As at	June 30, 2025	December 31, 2024
Revolving Credit Facility capacity	3,005.0	2,500.0
Term Credit Facility capacity(1)	238.1	—
Credit Facilities debt(1)	(2,488.6)	(1,766.9)
Unrealized loss (gain) on US borrowings	(1.5)	28.6
Letters of credit outstanding	(1.8)	(1.6)
Availability	751.2	760.1

(1)	CAD equivalent converted at the period end exchange rate.

(c)	Financial Covenants

The Credit Agreement has three financial covenants which are calculated quarterly (as set out below).

(i)	Total Debt to Adjusted EBITDA Ratio – All debt excluding the Financing Agreement (see Note 8), capital leases and letters of credit constituting debt (“Total Debt”), each as defined in the Credit Agreement shall not exceed 4.0 times trailing 12-month net income before non-cash items, income taxes, interest expense and extraordinary and non-recurring losses, adjusted for material acquisitions or dispositions as if they occurred on the first day of the calculation period (“Adjusted EBITDA”). For the purposes of Adjusted EBITDA, lease payments are deducted from the calculation if a lease would have been considered an operating lease before the adoption of IFRS 16.

(ii)	Senior Debt to Adjusted EBITDA Ratio – Total Debt excluding permitted junior debt (e.g. Senior Notes), as defined in the Credit Agreement, shall not exceed 3.5 times trailing 12-month Adjusted EBITDA.

(iii)	Interest Coverage Ratio – Trailing 12-month Adjusted EBITDA, shall not be less than 3.5 times cash interest expense, as defined in the Credit Agreement.

As at June 30, 2025, the Company was in compliance with such financial covenants.

Senior Notes

As at June 30, 2025, Strathcona had $680.4 million (December 31, 2024 - $719.2 million) of senior unsecured notes outstanding, in aggregate principal amount of US$500.0 million, due August 1, 2026 (the “Senior Notes”). The Senior Notes bear interest at 6.875% per annum, payable semi-annually in arrears on February 1 and August 1 of each year. The Senior Notes are redeemable at Strathcona’s option, in whole or in part, at the following redemption prices:

Date	Price
August 1, 2024	101.719%
August 1, 2025 and thereafter	100.000%

The Senior Notes have no financial maintenance covenants.

10 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

Demand Letter of Credit Facility

As at June 30, 2025, the Company had a $200.0 million (December 31, 2024 - $100.0 million) demand letter of credit facility with a financial institution (the “LC Facility”). The LC Facility is supported by an account performance security guarantee issued by Export Development Canada in favor of the financial institution. The Company and its subsidiaries have indemnified Export Development Canada for the amount of any payment made by Export Development Canada to the financial institution pursuant to such account performance security guarantee; however, the obligations under such indemnity are unsecured. The letters of credit outstanding under the LC Facility do not impact the Company’s borrowing capacity under the Revolving Credit Facility. As at June 30, 2025, the Company had letters of credit in the amount of $68.7 million (December 31, 2024 - $70.3 million) outstanding under the LC Facility.

Interest Expense

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Credit Facilities interest	33.2	38.9	59.8	79.9
Senior Notes interest	11.9	11.8	24.2	23.4
Realized loss (gain) on interest rate swaps	0.7	(7.0)	0.2	(14.2)
Interest expense	45.8	43.7	84.2	89.1

8. LEASE AND OTHER OBLIGATIONS

As at	June 30, 2025	December 31, 2024
Lease obligations, beginning of period	234.6	258.8
Leases acquired through acquisitions	8.3	—
Additions	3.1	16.8
Accretion (Note 11)	11.0	24.1
Settlements	(31.9)	(69.5)
Foreign exchange	(4.0)	4.4
Reclassified to liabilities associated with assets held for sale (Note 3)	(137.5)	—
Lease obligations, end of period	83.6	234.6

Other obligations, beginning of period	112.4	147.4
Additions	—	112.4
Accretion (Note 11)	4.6	15.4
Settlements	(118.3)	(167.2)
Loss on settlement	1.3	4.4
Other obligations, end of period	—	112.4
Lease and other obligations, end of period	83.6	347.0
Lease and other obligations current portion	28.8	64.5
Lease and other obligations long-term portion	54.8	282.5

At the beginning of 2024, other obligations included an asset-backed financing agreement on certain processing facility interests with a maturity date of January 1, 2031. This asset-backed financing arrangement gave the Company the option to repurchase the processing facilities interest at any time at specified prices. On July 15, 2024, Strathcona exercised this repurchase option for $157.6 million.

On August 9, 2024 Strathcona entered into a new asset-backed financing agreement backed by its interest in certain processing facility interests (the “Financing Agreement”) for $112.4 million, which consideration was provided by way of the lender's concurrent assumption of premiums on bought calls from Strathcona. The asset-backed financing agreement had a maturity date of July 31, 2029. This asset-backed financing arrangement gave the Company the option to repurchase the processing facilities interest at any time at specified prices. On June 30, 2025, Strathcona exercised this repurchase option and settled the liability for $67.4 million.

11 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

The processing facility interests backing the Financing Agreement are associated with assets classified as held for sale, as such, amounts related to this agreement have been presented as discontinued operations (Note 3).

9. DECOMMISSIONING PROVISION

As at	June 30, 2025	December 31, 2024
Balance, beginning of period	290.7	351.3
Additions	1.4	8.5
Liabilities acquired	1.2	—
Liabilities disposed	—	(0.5)
Settlements – government grant(1)	—	0.2
Settlements – other	(26.8)	(35.7)
Changes in estimates	(5.4)	(61.4)
Accretion (Note 11)	14.2	28.3
Reclassified to liabilities associated with assets held for sale (Note 3)	(25.9)	—
Balance, end of period	249.4	290.7
Current portion	41.2	40.9
Long-term portion	208.2	249.8

(1)	Relates to amounts granted to the Company through the Site Rehabilitation Program (Alberta), Dormant Sites Reclamation Program (British Columbia) and the Accelerated Site / Closure Program (Saskatchewan) to pay service companies to complete abandonment and reclamation work.

As at June 30, 2025, the uninflated and undiscounted estimated cash flows required to settle the obligation, for both continuing and discontinued operations, were $1,048.5 million (December 31, 2024 – $1,040.6 million), which have been inflated at a rate of 2.00% (December 31, 2024 – 2.00%) and discounted using a credit adjusted rate of 10.00% (December 31, 2024 – 10.00%). The expected timing of payment of the cash flows required for settling the obligations are substantially expected to be incurred between 2026 and 2084.

10. OIL AND NATURAL GAS SALES

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Bitumen blend	548.6	703.3	1,270.3	1,327.0
Heavy oil, blended and raw	424.3	527.5	878.4	944.0
Light oil and condensate	0.9	0.3	1.1	0.5
Other natural gas liquids	0.1	—	0.1	—
Natural gas	0.8	0.1	1.1	0.4
Oil and natural gas sales - continuing operations	974.7	1,231.2	2,151.0	2,271.9
Oil and natural gas sales - discontinued operations (Note 3)	234.7	241.1	517.4	499.2
Oil and natural gas sales - continuing and discontinued operations	1,209.4	1,472.3	2,668.4	2,771.1

11. FINANCE COSTS

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Accretion of lease obligations (Note 8)	5.5	6.1	11.0	12.3
Accretion of other obligations (Note 8)	1.9	5.0	4.6	9.9
Accretion of decommissioning provision (Note 9)	6.9	7.0	14.2	14.1
Amortization of debt issuance costs	5.4	5.0	10.6	9.1
Finance costs - continuing and discontinued operations (Note 3)	19.7	23.1	40.4	45.4

12 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

12. FOREIGN EXCHANGE (GAIN) LOSS

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Realized (gain) loss – foreign exchange	4.2	(0.5)	4.0	1.5
Unrealized (gain) loss – Senior Notes	(39.0)	6.9	(38.8)	21.8
Unrealized (gain) loss – Credit Facilities(1)	(1.9)	(20.6)	(30.1)	29.5
Unrealized loss (gain) – cross-currency swaps(1)	1.9	20.9	30.1	(28.6)
Unrealized (gain) loss – other	(4.7)	0.2	(5.7)	3.1
Foreign exchange (gain) loss	(39.5)	6.9	(40.5)	27.3

(1)	Strathcona enters into CCS contracts, which offset foreign currency risk on USD denominated debt drawn under the Credit Facilities. At maturity, the realized gains and losses relating to USD borrowings will be offset by the realized gains and losses on CCS contracts. See Note 7.

13. SUBSCRIPTION RECEIPTS

On May 30, 2025, Strathcona formally commenced an offer to acquire all of the issued and outstanding common shares of MEG Energy Corp. not already owned by Strathcona (the “MEG Transaction“). In connection with the MEG Transaction, on June 27, 2025, the Company entered into a subscription receipt agreement with affiliates of Waterous Energy Fund III ("WEF III"), a related party of the Company, under which 21.4 million subscription receipts of the Company were issued to WEF III at a price of $30.92 per receipt, for aggregate gross proceeds of $661.7 million (the "Subscription Receipt Agreement"). The subscription receipts were issued into escrow and will convert into common shares of the Company upon successful completion of the MEG transaction. If the MEG transaction is not completed, the proceeds will be returned to WEF III.

Under the terms of the Subscription Receipt Agreement, the Company is obligated to make a dividend equivalent payment (“DEP”) to WEF III in the event that dividends are declared on the Company’s common shares prior to either their conversion to common shares or termination of the subscription receipts. The DEP is recorded in the same manner as dividends on common shares, with a charge to retained earnings and a corresponding liability recognized in accounts payable and accrued liabilities. As at June 30, 2025, the Company has recorded a DEP of $6.4 million (or $0.30 per subscription receipt).

14. SHARE CAPITAL

(a)	Share Capital

	Total Common Shares
	Shares	$
Balance, June 30, 2024 and December 31, 2024	214.2	3,590.5
Issuance - share pass-through	19.5	566.5
Cancellation - share pass-through	(19.5)	(566.5)
Share issue costs	—	(0.3)
Balance as at June 30, 2025	214.2	3,590.2

Share Pass-Through

On January 31, 2025, two of the limited partnerships comprising WEF (the "Limited Partnerships"), completed a share pass-through transaction resulting in the disposition of 24,010,576 common shares by the Limited Partnerships to their limited partners (the "Pass-through Transaction"). Following completion of the Pass-through Transaction, the ownership of the issued and outstanding common shares by entities comprising WEF collectively decreased from approximately 90.8% to approximately 79.6%.

The Pass-through Transaction was comprised of a series of re-organizational steps, including the issuance by Strathcona of 19,534,409 common shares to limited partners of the Limited Partnerships upon the dissolution of the Limited Partnerships. Notwithstanding such issuance, the number of issued and outstanding common shares remained the same following the completion of the Pass-Through Transaction.

13 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

(b)	Net Income (Loss) per Share

Basic and diluted per share amounts are calculated as net income divided by the weighted average number of common shares outstanding. At June 30, 2025 and 2024, the Company had no dilutive instruments outstanding.

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Weighted average common shares (millions) – basic and diluted	214.2	214.2	214.2	214.2

(c)	Dividends

During the three and six months ended June 30, 2025, excluding the DEP, Strathcona declared and paid total dividends of $64.3 million ($0.30 per common share) and $120.0 million ($0.56 per common share), respectively ($nil - in the three and six months ended June 30, 2024).

On August 7, 2025, the Board declared a quarterly dividend of $0.30 per common share to be paid on September 22, 2025 to all shareholders of record on September 12, 2025.

15. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

At June 30, 2025, the Company’s financial instruments include accounts receivable, risk management contracts, CCS contracts, marketable securities, accounts payable and accrued liabilities and debt.

The estimated fair values of the financial instruments have been determined based on the Company’s assessment of available market information. These estimates may not necessarily be indicative of the amounts that could be realized or settled in a market transaction. The fair values of the financial instruments, other than the Company’s risk management contracts and debt approximate their carrying amounts due to the short-term maturity of these instruments.

The Company’s risk management contracts, CCS contracts and marketable securities are classified as Level 1 in the fair value hierarchy. For purposes of estimating the fair value of risk management contracts and CCS contracts, the Company uses quoted market prices in active markets for identical assets or liabilities. For marketable securities, the Company uses quoted share prices to determine fair value.

The Company’s Senior Notes are classified as Level 1 in the fair value hierarchy. At June 30, 2025, the fair value of the Company’s Senior Notes was $681.8 million. The fair value of all other debt approximates its carrying amount given the indexed rates of interest.

The Company’s activities expose it to a variety of financial risks that arise as a result of its exploration, development, production and financing activities. These risks include credit risk, liquidity risk and market risk. There have been no significant changes in the Company’s risk management policies during the six months ended June 30, 2025.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. This will arise principally from outstanding receivables related to oil and natural gas customers, counterparties related to financial derivative contracts and joint interest partners.

On entering into any business contract, the extent to which the arrangement exposes the Company to credit risk is considered. The Company’s policy to mitigate credit risk associated with these balances is to establish relationships with reputable counterparties, review the financial capacity of its counterparties, may request prepayment and, in certain circumstances, the Company may seek enhanced credit protection from a counterparty or purchase accounts receivable insurance. Receivables from oil and natural gas sales are generally collected on or about the 25th day of the month following production. Joint operations receivables are typically collected within one to three months of the invoice being issued.

The Company’s maximum exposure to credit risk at June 30, 2025 is in respect of accounts receivable and risk management assets, net of expected credit losses provision. As at June 30, 2025, $2.6 million of accounts receivable were past due, all of which were considered collectable (December 31, 2024 – $1.2 million).

14 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

The following table provides a summary of the Company’s maximum exposure to credit risk:

As at	June 30, 2025	December 31, 2024
Oil and natural gas sales	243.8	325.5
Joint interest partners	8.3	5.1
Other	30.3	20.0
	282.4	350.6
Allowance for credit losses	(2.4)	(2.4)
Accounts receivable	280.0	348.2
Cross-currency swap asset	—	28.6
Risk management asset	14.4	47.0
Total credit exposure	294.4	423.8

The oil and gas industry has a pre-arranged monthly clearing day for payment of revenues from all buyers of oil and natural gas; this occurs on or about the 25th day following the month of sale. As a result, the Company’s oil and natural gas sales receivables are current. All other accounts receivable are generally contractually due within 30 days.

The Company had two external customers exceeding 10% of total oil and natural gas sales that accounted for approximately 23% or $622.4 million of the Company's revenue for the six months ended June 30, 2025 (June 30, 2024 – four external customers for 52% or $1,453.1 million). Included in accounts receivable at June 30, 2025 was $243.8 million of accrued sales revenue for June 2025 production (December 31, 2024 - $325.5 million for December 2024 production). At June 30, 2025, one external customer accounted for approximately or $59.4 million of the total accounts receivable balance (December 31, 2024 – one external customer for 10% or $31.3 million).

Credit risk related to joint interest receivables is mitigated by obtaining partner approval of significant capital expenditures prior to expenditure and in certain circumstances may require cash deposits in advance of incurring financial obligations on behalf of joint interest partners. The Company may have the ability to withhold production from joint interest partners in the event of non-payment or may be able to register security on the assets of joint interest partners.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company regularly prepares and updates budgets and forecasts in order to monitor its liquidity and ability to meet its financial obligations and commitments, including the ability to comply with financial covenants. As of the date of these financial statements, management's forecasts for Strathcona indicate that financial covenants for the next twelve months will be met under the Credit Facilities and that the Company has sufficient resources to manage a working capital deficit when required.

At June 30, 2025, the Company had availability under the Credit Facilities of $751.2 million after considering letters of credit outstanding. At December 31, 2024, availability under the Revolving Credit Facility was $760.1 million, see Note 7.

Future liquidity depends on the ability of Strathcona to access debt markets, availability under credit facilities, availability of additional equity, cash flow from operations and the ability to comply with financial covenants. Various industry risk factors, including uncertainty around improvements in global commodity prices and pipeline and transportation capacity constraints in Western Canada, may adversely affect Strathcona’s future liquidity.

At June 30, 2025, the Company had working capital surplus of $407.0 million (December 31, 2024 - working capital deficit of $545.6 million).

15 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

The following tables detail the cash flows and contractual maturities of the Company’s financial liabilities:

As at June 30, 2025	Total	<1 year	1-3 years	4-5 years	> 5 years
Credit Facilities(1) (Note 7)	2,490.1	—	2,490.1	—	—
Senior Notes(2) (Note 7)	750.6	46.8	703.8	—	—
Accounts payable and accrued liabilities	836.7	836.7	—	—	—
Risk management contract liability	108.3	19.5	88.8	—	—
Lease obligations(3) - continuing operations (Note 8)	108.3	34.6	33.1	11.1	29.5
Discontinued operations(3) (Note 3)	192.9	31.1	61.9	55.0	44.9
Total	4,486.9	968.7	3,377.7	66.1	74.4

(1)	Contractual amount reflects contracted settlement price on CCS contracts and excludes future interest payments on borrowings.

(2)	Amounts represent repayment of the Senior Notes ($680.4 million) and associated interest payments ($70.2 million) based on the foreign exchange rate in effect on June 30, 2025.

(3)	Amounts relate to undiscounted payments for lease obligations. See Note 8.

The Company holds certain marketable securities that will fluctuate in value as a result of trading on financial markets. Based upon the Company’s marketable securities as at June 30, 2025, a 10% increase (decrease) in the market price of the securities held, would have resulted in an increase (decrease) to the income and comprehensive income of $90.3 million and $90.3 million, respectively.

Market risk

Market risk is the risk that the future fair value or cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk is composed of commodity price risk, foreign exchange risk and interest rate risk.

As at June 30, 2025, the following table summarizes the fair values of the Company’s risk management contracts (excluding cross-currency interest rate swaps):

	June 30, 2025
As at	Commodity	Foreign Exchange	Interest Rate	Total
Risk management asset – current	14.4	—	—	14.4
Risk management liability – current	(12.1)	(0.5)	(6.9)	(19.5)
Risk management liability – long-term	(31.2)	(27.1)	(30.5)	(88.8)
Total (liability) asset	(28.9)	(27.6)	(37.4)	(93.9)

	December 31, 2024
As at	Commodity	Foreign Exchange	Interest Rate	Total
Risk management asset – current	47.0	—	—	47.0
Risk management liability – current	—	(43.0)	(1.6)	(44.6)
Risk management liability – long-term	—	(14.1)	(29.0)	(43.1)
Total asset (liability)	47.0	(57.1)	(30.6)	(40.7)

The Company’s gain (loss) risk management contracts was as follows:

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Loss on risk management contracts - realized	(4.6)	(11.4)	(5.5)	(6.9)
Gain (loss) on risk management contracts - unrealized	24.0	13.5	(53.1)	(30.7)
Total gain (loss) on risk management contracts	19.4	2.1	(58.6)	(37.6)

16 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

Commodity price risk

The Company’s operational results and financial condition are largely dependent on the commodity price received for oil and natural gas production. Commodity prices may be impacted by global and regional factors including supply and demand fundamentals, inventory levels, exchange rates, global pandemic or natural disasters and respective responses from various levels of government, economic and geopolitical factors. Changes in commodity prices could have a significant positive or negative impact on Strathcona's net income.

The following table summarizes the Company’s risk management contracts as at June 30, 2025:

Term	Contract(1)	Index	Currency	Volume	Units	Price
Jul 1, 2025 - Sep 30, 2025	Swap	WCS	USD	50,000	bbl/d	$(12.93)
Oct 1, 2025 - Dec 31, 2026	Swap	WCS	USD	50,000	bbl/d	$(14.40)
Jul 1, 2025 - Sep 30, 2025	Swap	ARV	USD	23,500	bbl/d	$(3.46)
Jul 1, 2025 - Dec 31, 2025	3-Way (Sold Put)	WTI	USD	50,000	bbl/d	$50.00
Jul 1, 2025 - Dec 31, 2025	3-Way (Bought Put)	WTI	USD	50,000	bbl/d	$60.00
Jul 1, 2025 - Dec 31, 2025	3-Way (Sold Call)	WTI	USD	50,000	bbl/d	$80.10

(1)	For swap contracts, Strathcona receives the fixed price and pays the index. A 3-way option structure is a risk management strategy involving the purchase of a put option to establish a price floor, offset by the sale of a lower-strike put and a higher-strike call to reduce the net premium cost.

The fair value of the Company’s risk management contracts as at June 30, 2025 are sensitive to fluctuations in commodity prices. With all other variables held constant, a 10% increase in commodity prices could increase the unrealized loss on risk management contracts by $18.8 million, impacting income before income taxes. A 10% decrease in commodity prices could reduce the unrealized loss on risk management contracts by $21.1 million, impacting income before income taxes.

Foreign exchange risk

The Company is exposed to fluctuations of the CAD to USD exchange rate given commodity pricing is directly influenced by USD denominated benchmark pricing. In addition, the Company borrows from Credit Facilities in USD and the Senior Notes are denominated in USD.

The following table summarizes the Company's foreign exchange contracts on revenues as at June 30, 2025:

Term	Contract	Bought Put - USD per Month	Bought Put Price - CAD/USD	Sold Call - USD per Month	Sold Call - CAD/USD
Sep 1, 2025 - Jun 30, 2026	Collar	100.0 million	1.2500	130.0 million	1.4500

The following table summarizes the Company's foreign exchange contract on the Senior Notes as at June 30, 2025:

Expiry	Contract	USD	CAD/USD Strike
Jul 31, 2026	Sold Put Option	500.0 million	1.3775

Foreign exchange risk on USD denominated borrowings on the Credit Facilities is offset by entering into CCS contracts at the time of a USD borrowing. As part of the CCS, the CAD/USD foreign exchange rate at the beginning and end of the SOFR borrowing term is fixed so the Company does not have any foreign exchange risk on its USD borrowings. As at June 30, 2025, the Company had CCS contracts outstanding totaling:

Notional (US$)	Maturity Date	Contract Price
175.0 million	July 28, 2025	CAD/USD 1.3695

17 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

The carrying amounts of the Company’s USD denominated monetary assets and liabilities exposed to fluctuations in the CAD/USD foreign currency exchange rate are as follows:

As at	June 30, 2025	December 31, 2024
(US$)
Assets	99.1	110.7
Liabilities	(646.3)	(622.7)
Net liabilities	(547.2)	(512.0)

With all other variables held constant, a $0.01 change in the CAD/USD foreign exchange rate at June 30, 2025 would result in a change in USD denominated monetary assets and liabilities and change income before income taxes by $5.5 million (December 31, 2024 – $5.1 million).

Interest rate risk

The Company is exposed to movements in floating interest rates on the Revolving Credit Facility and other liabilities. At June 30, 2025, the following risk management contracts were in place to fix interest rates:

Notional (C$)	Term(1)	Contract	Index	Contract Price
1,500.0 million	Oct 1, 2024 - Apr 30, 2030	Swap	CORRA	2.9453%

(1)	The swap contracts have a term to April 30, 2030. The counterparties have an option to terminate the swap effective May 1, 2028, which is exercisable on April 28, 2028.

At June 30, 2025, an increase or decrease to interest rates of 50 basis points would result in a $5.0 million impact on annualized interest expense (December 31, 2024 - $1.2 million), impacting income before income taxes. The Company is not exposed to interest rate risk on the Senior Notes and other obligations as they bear a fixed interest rate.

Capital management

The Company’s policy is to maintain a strong capital base for the objectives of maintaining financial flexibility, creditor and market confidence and to sustain the future development of the business. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying petroleum and natural gas assets. The Company considers its capital structure to include equity, long-term debt and working capital.

16. COMMITMENTS AND CONTINGENCIES

As at June 30, 2025, the Company is committed to the following non-cancellable payments:

	Total	< 1 year	1-3 years	4-5 years	> 5 years
Transportation and processing	788.4	138.9	208.2	153.7	287.6
Capital	135.8	135.8	—	—	—
Other	33.6	23.8	8.3	1.5	—
Discontinued operations	1,040.2	153.5	293.5	237.9	355.3
Total	1,998.0	452.0	510.0	393.1	642.9

18 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

17. SUPPLEMENTAL CASH FLOW INFORMATION

Changes in non-cash working capital

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Source (use) of cash:
Accounts receivable	79.2	(20.4)	68.2	(45.9)
Inventory	3.5	9.3	4.1	(0.3)
Prepaid expenses and deposits	(18.9)	(7.7)	(31.9)	(7.0)
Other assets - Sable remediation fund	—	—	4.5	—
Accounts payable and accrued liabilities	(23.9)	0.9	(84.4)	(11.4)
Deferred revenue	(21.0)	(11.4)	(22.1)	(11.8)
	18.9	(29.3)	(61.6)	(76.4)

Related to operating activities	(19.5)	(24.7)	(36.6)	(59.8)
Related to financing activities	6.4	—	6.4	—
Related to investing activities	32.0	(4.6)	(31.4)	(16.6)

Items not involving cash

	Three Months Ended		Six Months Ended
For the Three and Six Months Ended June 30,	2025	2024	2025	2024
Depletion, depreciation and amortization	177.3	229.1	393.0	450.9
Unrealized (gain) loss on risk management contracts (Note 15)	(24.0)	(13.5)	53.1	30.7
Unrealized (gain) loss on foreign exchange (Note 12)	(43.7)	7.4	(44.5)	25.8
Unrealized gain on marketable securities (Note 4)	(24.6)	—	(47.3)	—
Unrealized loss on Sable remediation fund	—	—	—	0.1
Finance costs (Note 11)	19.7	23.1	40.4	45.4
Settlements – government grant (Note 9)	—	0.2	—	0.2
Loss on settlement of other obligations (Note 8)	1.3	—	1.3	—
Gain on sale of assets, net (Note 3)	(5.3)	—	(5.3)	—
Deferred tax expense	63.3	73.8	125.5	121.9
	164.0	320.1	516.2	675.0

19 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

18. SEGMENT INFORMATION

The Chief Operating Decision Makers ("CODMs") of the Company review and evaluate the Company's performance, and have identified two operating segments based on the similarity of services and goods provided and economic characteristics exhibited by the operating segments. The two operating segments are:

•	Cold Lake, which includes the development and production of bitumen in the Cold Lake region of Northern Alberta; and

•	Lloydminster, which includes the development and production of heavy oil through enhanced oil recovery and thermal steam-assisted gravity drainage ("SAGD") methods in Southeast Alberta and Southwest Saskatchewan.

The Company reports activities not directly attributable to an operating segment under Corporate and Midstream, which includes the Hardisty Rail Terminal (Note 5).

The following tables present the financial performance by reportable segment and include a measure of segment profit or loss regularly reviewed by management for the noted periods ended June 30, 2025 and 2024. Certain comparative information related to finance costs and general and administrative costs have been allocated by segment to conform with current period presentation. For the year ended December 31, 2024, Field Operating Earnings was used by the CODMs to evaluate segment profit or loss. Operating Earnings was used by the CODMs commencing for the period ended March 31, 2025.

20 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

	Cold Lake		Lloydminster		Corporate and Midstream		Consolidated(1)
For the Three Months Ended June 30,	2025	2024	2025	2024	2025	2024	2025	2024
Segment revenues
Oil and natural gas sales	548.7	703.2	426.0	527.9	—	—	974.7	1,231.1
Sale of purchased product	—	5.8	5.0	—	9.4	7.2	14.4	13.0
Midstream sales	—	—	—	—	6.6	—	6.6	—
Royalties	(61.7)	(120.9)	(34.2)	(47.3)	—	—	(95.9)	(168.2)
Oil, natural gas, and midstream sales	487.0	588.1	396.8	480.6	16.0	7.2	899.8	1,075.9

Segment expenses
Purchased product	—	5.8	5.0	—	9.4	7.2	14.4	13.0
Blending costs	208.4	245.0	41.7	42.4	—	—	250.1	287.4
Production and operating	78.6	86.5	96.7	86.4	5.4	—	180.7	172.9
Transportation	21.8	22.1	72.4	76.2	—	—	94.2	98.3
Depletion, depreciation and amortization	37.7	42.3	114.3	111.0	3.7	3.9	155.7	157.2
General and administrative	7.9	7.0	13.2	12.0	—	—	21.1	19.0
Finance costs	0.7	0.8	0.8	1.1	13.3	10.6	14.8	12.5
Other income					(4.9)	0.1	(4.9)	0.1
Interest					45.8	43.7	45.8	43.7
	355.1	409.5	344.1	329.1	72.7	65.5	771.9	804.1
Operating earnings	131.9	178.6	52.7	151.5	(56.7)	(58.3)	127.9	271.8

Gain on risk management contracts					(19.4)	(2.1)	(19.4)	(2.1)
Transaction related costs					14.2	0.3	14.2	0.3
Foreign exchange (gain) loss					(39.5)	6.9	(39.5)	6.9
Gain on marketable securities					(24.6)	—	(24.6)	—
Income before income taxes							197.2	266.7
Deferred tax expense							38.9	63.9
Income and comprehensive income from continuing operations							158.3	202.8
Income and comprehensive income from discontinued operations, net of tax							72.6	24.4
Income and comprehensive income							230.9	227.2

(1)	Comparative periods have been revised to reflect current period presentation, see Note 3 - Discontinued Operations for additional information.

	Cold Lake		Lloydminster		Corporate and Midstream		Consolidated
For the Three Months Ended June 30,	2025	2024	2025	2024	2025	2024	2025	2024
Capital expenditures - continuing operations	97.6	79.3	146.3	98.0	—	1.6	243.9	178.9
Decommissioning costs - continuing operations(1)	—	—	—	—	3.3	1.5	3.3	1.5

(1)	Decommissioning costs include amounts granted to the Company through the Site Rehabilitation Program (Alberta), Dormant Sites Reclamation Program (British Columbia) and the Accelerated Site Closure Program (Saskatchewan) to pay service companies to complete abandonment and reclamation work.

21 | STRATHCONA RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

All amounts are expressed in Cdn$ millions unless otherwise noted (unaudited)

	Cold Lake		Lloydminster		Corporate and Midstream		Consolidated(1)
For the Six Months Ended June 30,	2025	2024	2025	2024	2025	2024	2025	2024
Segment revenues
Oil and natural gas sales	1,270.4	1,327.0	880.6	944.9	—	—	2,151.0	2,271.9
Sale of purchased product	2.4	6.8	9.9	—	9.4	8.2	21.7	15.0
Midstream sales	—	—	—	—	6.6	—	6.6	—
Royalties	(131.1)	(178.0)	(77.2)	(90.1)	—	—	(208.3)	(268.1)
Oil, natural gas, and midstream sales	1,141.7	1,155.8	813.3	854.8	16.0	8.2	1,971.0	2,018.8

Segment expenses
Purchased product	2.7	6.8	9.9	—	9.4	8.2	22.0	15.0
Blending costs	489.4	496.8	86.9	85.2	—	—	576.3	582.0
Production and operating	172.5	178.3	185.2	165.7	5.4	—	363.1	344.0
Transportation	43.0	43.7	139.2	141.4	—	—	182.2	185.1
Depletion, depreciation and amortization	80.9	85.2	214.9	210.1	7.5	7.7	303.3	303.0
General and administrative	15.0	13.0	25.3	22.8	—	—	40.3	35.8
Finance costs	1.5	1.6	1.7	2.3	23.9	20.0	27.1	23.9
Other income					(6.1)	—	(6.1)	—
Interest					84.2	89.1	84.2	89.1
	805.0	825.4	663.1	627.5	124.3	125.0	1,592.4	1,577.9
Operating earnings	336.7	330.4	150.2	227.3	(108.3)	(116.8)	378.6	440.9

Loss on risk management contracts					58.6	37.6	58.6	37.6
Transaction related costs					14.8	0.4	14.8	0.4
Foreign exchange loss (gain)					(40.5)	27.3	(40.5)	27.3
Gain on marketable securities					(47.3)	—	(47.3)	—
Unrealized loss on Sable remediation fund					—	0.1	—	0.1
Income before income taxes							393.0	375.5
Deferred tax expense							81.9	100.5
Income and comprehensive income from continuing operations							311.1	275.0
Income and comprehensive income from discontinued operations, net of tax							125.1	52.8
Income and comprehensive income							436.2	327.8

(1)	Comparative periods have been revised to reflect current period presentation, see Note 3 - Discontinued Operations for additional information.

	Cold Lake		Lloydminster		Corporate and Midstream		Consolidated
For the Six Months Ended June 30,	2025	2024	2025	2024	2025	2024	2025	2024
Capital expenditures - continuing operations	186.7	138.6	292.1	193.7	—	2.8	478.8	335.1
Decommissioning costs - continuing operations(1)	—	—	—	—	24.7	4.3	24.7	4.3

(1)	Decommissioning costs include amounts granted to the Company through the Site Rehabilitation Program (Alberta), Dormant Sites Reclamation Program (British Columbia) and the Accelerated Site Closure Program (Saskatchewan) to pay service companies to complete abandonment and reclamation work.

22 | STRATHCONA RESOURCES LTD.